UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2009

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-149290	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Jackson National Loan

On August 31, 2009, Cole HD San Diego CA, LP, Cole HT Durham NC, LLC, Cole KO Monrovia CA, LP, Cole KO Tavares FL, LLC, Cole HH North Charleston, LLC, Cole WG Edmond OK, LLC, Cole CV Southaven MS, LLC and Cole BB Coral Springs FL, LLC (each, a “Borrower” and collectively, the “Borrowers”) received a mortgage loan from Jackson National Life Insurance Company (“Jackson”) of $30.0 million (the “Jackson Loan”). Each Borrower is either a Delaware limited partnership or a Delaware single-member limited liability company, in each case, wholly-owned by Cole REIT III Operating Partnership, LP (“CCPT III OP”), the operating partnership of Cole Credit Property Trust III, Inc. (the “Company”). The Jackson Loan is collateralized by the following eight single-tenant commercial properties (collectively, the “Jackson Loan Collateral”).

Property	Tenant	Purchase Price
Home Depot – San Diego, CA (1)	Home Depot U.S.A., Inc.	$12,352,671
Harris Teeter – Durham, NC (1)	Harris Teeter, Inc.	3,245,000
Kohl’s – Monrovia, CA	Kohl’s Department Stores, Inc.	12,893,000
Kohl’s – Tavares, FL (1)	Kohl’s Department Stores, Inc.	8,467,000
HH Gregg – North Charleston, SC	Gregg Appliances, Inc.	5,593,000
Walgreens – Edmond, OK	Walgreen Co.	4,093,000
CVS – Southaven, MS	Mississippi CVS Pharmacy, L.L.C.	5,308,659
Best Buy – Coral Springs, FL	Best Buy Stores, L.P.	6,239,459
		$58,191,789

(1)	Subject to a ground lease.

The Jackson Loan bears interest at a fixed rate of 6.38% per annum and interest-only payments are due monthly, with any remaining principle amounts due upon the maturity date. The Jackson Loan matures on September 1, 2013. We may extend the maturity date to September 1, 2019 and Jackson may reset the interest rate on the Jackson Loan to a new interest rate over the extended period.

The Jackson Loan may not be prepaid in whole or in part prior to April 1, 2012 and subsequent to April 1, 2012 it may be prepaid in whole, but not in part, upon 30-days prior written notice and the payment of a prepayment premium equal to the greater of (i) 1% of the outstanding loan balance or (ii) the present value of all future principal and interest payments until September 1, 2013.  The Jackson Loan is non-recourse to the Borrowers and CCPT III OP, but all are liable for customary non-recourse carve-outs.

Upon the occurrence of an event of default, interest on the Jackson Loan will accrue at an annual default interest rate equal to the lesser of the then current interest rate plus 5% or the highest rate permitted by the state law governing the loan.

In connection with the Jackson Loan, the Company paid its advisor, Cole REIT Advisors III, LLC (the “Advisor”), a finance coordination fee equal to $300,000.

Wells Fargo Loan

On August 31, 2009, Cole CB Abilene TX, LLC, Cole CB Braselton GA, LLC, Cole CB Bremen GA, LLC, Cole CB Bristol VA, LLC, Cole CB Columbus GA, LLC, Cole CB Emporia VA, LLC, Cole CB Fort Mill SC, LLC, Cole CB Greensboro NC, LLC, Cole CB Mebane NC, LLC, Cole CB Piedmont SC, LLC, Cole CB Rocky Mount NC, LLC, Cole CB San Antonio TX, LLC, Cole CB Sherman TX, LLC, Cole CB Waynesboro VA, LLC and Cole CB Woodstock VA, LLC (each, a “CB Borrower” and collectively, the “CB Borrowers”) received mortgage loans from Wells Fargo Bank, National Association (“Wells Fargo”) in the aggregate amount of $20.0 million (the “Cracker Barrel Loans”). Each CB Borrower is a single-member Delaware limited liability company wholly-owned by CCPT III OP. The Cracker Barrel Loans are collateralized by 15 single-tenant commercial properties located in Georgia, North Carolina, South Carolina, Texas and Virginia (collectively, the “Cracker Barrel Loans Collateral”). The Cracker Barrel Loans Collateral properties located in Texas are leased to CBOCS Texas, LLC and the Cracker Barrel Loans Collateral properties located in Georgia, North Carolina, South Carolina and Virginia are leased to CBOCS, Inc. Each of these 15 leases is guaranteed by Cracker Barrel Old Country Store, Inc. The aggregate purchase price of the Cracker Barrel Loans Collateral was approximately $45.2 million.

The Cracker Barrel Loans, which are cross-defaulted and cross-collateralized with one another, bear interest at a variable rate of one month LIBOR plus 375 basis points per annum.  The CB Borrowers executed swap agreements, which will be effective September 8, 2009, which fixed the interest rate at 5.95% per annum. Monthly principal and interest payments are based on a 25-year amortization schedule, with any remaining principal amounts due upon the maturity date.  All of the Cracker Barrel Loans mature on August 29, 2012.

The Cracker Barrel Loans may be prepaid in whole, but not in part, upon 30-days prior written notice and the payment of (i) a prepayment charge equal to 3% of the outstanding loan balance if the payment is made before September 8, 2010, 2% of the outstanding loan balance if the payment is made after September 8, 2010 and before September 8, 2011 or 1% of the outstanding loan balance if the payment is made after September 8, 2011 and before August 29, 2012 and (ii) any applicable swap breakage costs. The Cracker Barrel Loans are recourse to the CB Borrowers and non-recourse to CCPT III OP, but CCPT III OP is liable for customary non-recourse carve-outs.

Upon the occurrence of an event of default, interest on the Cracker Barrel Loans will accrue at an annual default interest rate equal to the lesser of the then-current interest rate plus 4% or the highest rate permitted by the state law governing the loan.

In connection with the Cracker Barrel Loans, the Company paid the Advisor a finance coordination fee equal to $200,000.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 3, 2009	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary

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